	Exhibit 1: Income Statement (First Quarter 2007)

			Ch$ millions		US$ millions (1)
			Q1'07	Q1'06	Q1'07	Q1'06	% Change

	Net sales		159,808	143,043	296.4	265.3	11.7%

	Cost of goods sold		(70,339)	(62,957)	(130.4)	(116.8)	11.7%
		% of sales	44.0%	44.0%	44.0%	44.0%

	Gross profit		89,469	80,086	165.9	148.5	11.7%
		% of sales	56.0%	56.0%	56.0%	56.0%

	SG&A		(54,625)	(52,553)	(101.3)	(97.5)	3.9%
		% of sales	34.2%	36.7%	34.2%	36.7%

	Operating income		34,843	27,532	64.6	51.1	26.6%
		% of sales	21.8%	19.2%	21.8%	19.2%

	Non-operating result
		Financial income	891	990	1.7	1.8	-10.1%
		Equity in NI of rel. companies	(58)	12	(0.1)	0.0	NM
		Other non-operating income	665	276	1.2	0.5	141.0%
		Amortization of goodwill	(669)	(875)	(1.2)	(1.6)	-23.5%
		Interest expenses	(1,944)	(1,934)	(3.6)	(3.6)	0.5%
		Other non-operating expenses	(1,662)	(101)	(3.1)	(0.2)	1553.2%
		Price level restatement	(79)	494	(0.1)	0.9	NM
		Currency exchange result	80	(202)	0.1	(0.4)	NM
		Total	(2,776)	(1,340)	(5.1)	(2.5)	107.2%

	Income before taxes		32,067	26,193	59.5	48.6	22.4%
		Income taxes	(6,362)	(5,464)	(11.8)	(10.1)	16.4%
		Tax rate	19.8%	20.9%	19.8%	20.9%

	Minority interest		(253)	225	(0.5)	0.4	NM

	Amort. of negative goodwill		13	12	0.0	0.0	4.8%

	Net income		25,464	20,965	47.2	38.9	21.5%
		% of sales	15.9%	14.7%	15.9%	14.7%

	Earnings per share		79.95	65.82	0.15	0.12	21.5%
	Earnings per ADR		399.75	329.12	0.74	0.61

	Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

	Depreciation		10,380	10,417	19.2	19.3	-0.4%
	Amortization		143	139	0.3	0.3	3.3%
	EBITDA		45,366	38,088	84.1	70.6	19.1%
		% of sales	28.4%	26.6%	28.4%	26.6%

	Capital expenditures		8,577	7,471	15.9	13.9	14.8%

(1) Exchange rate: US$1.00 = Ch$539.21